Execution Version
AMENDMENT NO. 4 TO REVOLVING CREDIT AND GUARANTY AGREEMENT
THIS AMENDMENT NO. 4 (this “Amendment”), dated as of June 26, 2026, by and among HIMS & HERS HEALTH, INC., a Delaware corporation (the “Borrower”), each Guarantor party hereto, and each existing Lender party hereto, which constitutes the Required Lenders under the Existing Credit Agreement (as defined below) (such Lenders party hereto, collectively referred to herein as the “Consenting Lenders” and each a “Consenting Lender”) amends that certain Credit Agreement, dated as of February 18, 2025 (as amended by that certain Amendment No. 1 to Revolving Credit and Guaranty Agreement, dated as of June 25, 2025, that certain Amendment No. 2 to Revolving Credit and Guaranty Agreement, dated as of May 7, 2026, that certain Amendment No. 3 to Revolving Credit and Guaranty Agreement, dated as of May 29, 2026 and as further amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement as amended by this Amendment, the “Credit Agreement”), among, the Borrower, the Subsidiary Borrowers and the Guarantors from time to time party thereto, the Lenders and Issuing Banks party thereto and JPMORGAN CHASE BANK, N.A., as the Administrative Agent and the Collateral Agent.
W I T N E S S E T H
WHEREAS, pursuant to Section 10.2 of the Existing Credit Agreement, the Borrower and each of the Consenting Lenders have agreed to amend the Existing Credit Agreement, subject to the terms and conditions set forth herein, as of the Amendment No. 4 Effective Date (as defined below).
NOW, THEREFORE, the parties hereto agree as follows:
1.    Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.
2.    Amendments. Effective as of the Amendment No. 4 Effective Date, each of the parties hereto agrees that the Existing Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the document attached as Exhibit A hereto.
3.    Conditions Precedent. This Amendment, including the amendments set forth in Section 2 hereof, shall not become effective until the date (the “Amendment No. 4 Effective Date”) on which each of the following conditions are satisfied:
(a)(i) The Borrower and the Guarantors shall have executed and delivered counterparts of this Amendment to the Administrative Agent, (ii) the Consenting Lenders shall have executed and delivered a counterpart of this Amendment to the Administrative Agent and (iii) the Administrative Agent shall have executed a counterpart of this Amendment;
(b)The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Amendment No. 4 Effective Date and certifying that the documents previously delivered to the Administrative Agent pursuant to Section 4.1(d) of the Credit Agreement (or any prior amendment thereto) have not been amended or modified since the Amendment No. 3 Effective Date;
(c)The Administrative Agent shall have received a certificate, dated the Amendment No. 4 Effective Date and signed on behalf of the Borrower by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (d) and (e) of this Section 3 as of the Amendment No. 4 Effective Date;
(d)The representations and warranties set forth in Section 4 shall be true and correct;
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(e)At the time of and immediately after giving effect the Amendment, no Default or Event of Default shall have occurred and be continuing;
(f)The Borrower shall have paid (i) all fees and expenses separately agreed to in writing in connection with this Amendment and (ii) all reasonable, documented and invoiced fees, disbursements and other charges of counsel to the Administrative Agent to the extent invoiced not less than two (2) Business Days prior to the Amendment No. 4 Effective Date or otherwise approved by the Borrower.
4.     Representations and Warranties. To induce the Administrative Agent and the Consenting Lenders to enter into this Amendment, each Loan Party represents and warrants to the Administrative Agent and the other Lenders on and as of the Amendment No. 4 Effective Date that, in each case:
(a)    the representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties are true and correct in all respects), except that (i) for purposes of this Section 4, the representations and warranties contained in Section 3.4(a) of the Credit Agreement shall be deemed to refer, following the first delivery thereof, to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1 of the Credit Agreement and (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date;
(b)    this Amendment and each other document executed in connection herewith are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action; and
(c)    this Amendment and each other document executed in connection herewith has been duly executed and delivered by the duly authorized officers of each Loan Party, and each such document to which it is party constitutes the legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.    Reaffirmation of Guarantees and Security Interests. Each Loan Party has (a) (other than the Borrower) guaranteed the Obligations and (b) created Liens in favor of Secured Parties on certain Collateral to secure its obligations within the Existing Credit Agreement, under the Collateral Documents to which it is a party. Each Loan Party hereby acknowledges that it has reviewed the terms and provisions of the Existing Credit Agreement and this Amendment and consents to this Amendment to be entered into on the date hereof. Each Loan Party hereby (i) confirms that each Loan Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents the payment and performance of all “Obligations” under each of the Loan Documents to which it is a party (in each case as such terms are defined in the applicable Loan Document), (ii) grants to the Collateral Agent for the benefit of the Lenders a continuing lien on and security interest in and to such Loan Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations (whether at stated maturity, by acceleration or otherwise) and (iii) no new filings will be required to be made or other action be taken to perfect or to maintain the perfection of such Liens.
    Each Loan Party acknowledges and agrees that (i) any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment and (ii) all guarantees, pledges, grants and other undertakings thereunder shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties.
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6.    Amendment is a “Loan Document”. This Amendment is a Loan Document and all references to a “Loan Document” in the Existing Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Existing Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.
7.    No Other Changes. Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect. This Amendment shall not constitute a novation of the Existing Credit Agreement.
8.    Counterparts; Delivery. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
9.    GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
10.    Jurisdiction; Waiver of Jury Trial. The jurisdiction and waiver of right to trial by jury provisions in Sections 10.9 and 10.10 of the Existing Credit Agreement are incorporated herein by reference mutatis mutandis.
[SIGNATURE PAGES FOLLOW]
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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first written above.

HIMS & HERS HEALTH, INC.,
as the Borrower

By: /s/ Oluyemi Okupe
Name: Oluyemi Okupe
Title: Chief Financial Officer

HIMS, INC., as a Guarantor
By: /s/ Oluyemi Okupe
Name: Oluyemi Okupe
Title: Chief Financial Officer

H&H PHARMACY MANAGEMENT, INC.,
as a Guarantor
By: /s/ Oluyemi Okupe
Name: Oluyemi Okupe
Title: Treasurer

XECARE LLC, as a Guarantor
By: /s/ Michael Chi
Name: Michael Chi
Title: President

YOURBIO HEALTH, INC., as a Guarantor
By: /s/ Michael Chi
Name: Michael Chi
Title: President

APOSTROPHE PHARMACY LLC, as a Guarantor
By: /s/ Michael Chi
Name: Michael Chi
Title: President

[Signature Page to Amendment No. 4]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Consenting Lender

By: /s/ Helen D. Davis
Name: Helen D. Davis
Title: Executive Director
[Signature Page to Amendment No. 4]

MORGAN STANLEY BANK, N.A., as a Consenting Lender

By: /s/ Tayo Lapite
Name: Tayo Lapite
Title: Authorized Signatory

[Signature Page to Amendment No. 4]

GOLDMAN SACHS BANK USA, as a
Consenting Lender

By: /s/ Elizabeth Tosin
Name: Elizabeth Tosin
Title: Authorized Signatory

[Signature Page to Amendment No. 4]

Exhibit A

Amendments to Existing Credit Agreement

[attached]

REVOLVING CREDIT AND GUARANTY AGREEMENT
dated as of February 18, 2025, as amended by Amendment No. 1 to Revolving Credit and Guaranty Agreement, dated as of June 25, 2025, Amendment No. 2 to Revolving Credit and Guaranty Agreement, dated as of May 7, 2026 ~~and~~, Amendment No. 3 to Revolving Credit and Guaranty Agreement, dated as of May 29, 2026 and Amendment No. 4 to Revolving Credit and Guaranty Agreement, dated as of June 26, 2026.
among
HIMS & HERS HEALTH, INC.,
the Subsidiary Borrowers party hereto, the Guarantors party hereto, the Lenders and Issuing Banks party hereto and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent and
JPMORGAN CHASE BANK, N.A.
and
MORGAN STANLEY SENIOR FUNDING, INC. and GOLDMAN SACHS BANK USA,
as Joint Lead Arrangers and Joint Bookrunners

Table of Contents
Page
ARTICLE I DEFINITIONS    1
Section 1.1    Defined Terms    1
Section 1.2    Classification of Loans and Borrowings    52
Section 1.3    Terms Generally    52
Section 1.4    Accounting Terms; GAAP    52
Section 1.5    Letter of Credit Amounts    53
Section 1.6    Divisions    53
Section 1.7    Interest Rates; Benchmark Notification    53
Section 1.8    Exchange Rates; Currency Equivalents    54
ARTICLE II THE CREDITS    54
Section 2.1    Commitments    54
Section 2.2    Revolving Loans and Borrowings    54
Section 2.3    Swing Line Loans    55
Section 2.4    Issuance of Letters of Credit and Purchase of Participations Therein    57
Section 2.5    Requests for Borrowings    65
Section 2.6    Funding of Borrowings    66
Section 2.7    Interest Elections    67
Section 2.8    Termination and Reduction of Commitments    69
Section 2.9    Repayment of Loans; Evidence of Debt    69
Section 2.10    Prepayment of Loans    70
Section 2.11    Fees    71
Section 2.12    Interest    73
Section 2.13    Alternate Rate of Interest    74
Section 2.14    Increased Costs    78
Section 2.15    Break Funding Payments    79
Section 2.16    Taxes    80
Section 2.17    Payments Generally; Pro Rata Treatment; Sharing of Set-offs    84
Section 2.18    Mitigation Obligations; Replacement of Lenders    86
Section 2.19    Incremental Facilities    87
Section 2.20    Extension of Maturity Date    91
Section 2.21    Defaulting Lenders    93
Section 2.22    Illegality    96
ARTICLE III REPRESENTATIONS AND WARRANTIES    97
Section 3.1    Organization; Powers    97
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REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of February 18, 2025, among HIMS & HERS HEALTH, INC., as Parent Borrower, the SUBSIDIARY BORROWERS from time to time party hereto, the GUARANTORS from time to time party hereto, the LENDERS and ISSUING BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and Swing Line Lender.
The Borrower Representative (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) has requested that the Lenders make Loans to the Borrowers on a revolving credit basis and the Issuing Banks issue Letters of Credit at the request and for the account of the Borrowers on and after the Effective Date and at any time and from time to time prior to the Commitment Termination Date.
The proceeds of borrowings and the Letters of Credit hereunder are to be used for the purposes described in Section 5.9. The parties hereto are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.
“Acquisition” means any transaction or series of related transactions resulting in the acquisition by Parent Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person.
“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR, plus (b) 0.0326 % and (ii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR, plus (b) 0.10% and (iii) with respect to any RFR Borrowing denominated in Canadian Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Canadian Dollars, plus (b) 0.29547%; provided that if Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Alternative Currencies” means Canadian Dollars, Euros and Sterling.
“Amendment No. 1” means the Amendment No. 1 to Revolving Credit and Guaranty Agreement, dated as of the Amendment No. 1 Effective Date, by and among, the Parent Borrower and the Administrative Agent.
“Amendment No. 2” means the Amendment No. 2 to Revolving Credit and Guaranty Agreement, dated as of the Amendment No. 2 Effective Date, by and among, the Parent Borrower, the Administrative Agent, the Collateral Agent and the Lenders party thereto.
“Amendment No. 3” means the Amendment No. 3 to Revolving Credit and Guaranty Agreement, dated as of the Amendment No. 3 Effective Date, by and among the Parent Borrower, each Guarantor, the Administrative Agent, the Collateral Agent and the Lenders party thereto.
“Amendment No. 4” means the Amendment No. 4 to Revolving Credit and Guaranty Agreement, dated as of the Amendment No. 4 Effective Date, by and among the Parent Borrower, each Guarantor, the Administrative Agent and the Lenders party thereto.
“Amendment No. 1 Effective Date” means June 25, 2025.
“Amendment No. 2 Effective Date” means May 7, 2026.
“Amendment No. 3 Effective Date” means May 29, 2026
“Amendment No. 4 Effective Date” means June 26, 2026.
“Ancillary Document” has the meaning set forth in Section 10.6(b).
“Anti-Corruption Laws” means all applicable laws, rules and regulations concerning or relating to bribery, corruption or money laundering.
“Applicable Parties” has the meaning assigned to it in Section 9.08.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that if any Defaulting

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(h)dispositions permitted by clause (a) of Section 6.3;
(i)Permitted IP Transfers;
(j)dispositions of assets acquired in connection with (or owned by a Person that is acquired in connection with) an Acquisition for the fair market value thereof (as determined in good faith by the Borrower Representative);
(k)any other sale, lease, sale and leaseback, license, exchange, transfer or other disposition of assets or properties for fair market value (as determined in good faith by the Borrower Representative); provided that (i) no Default or Event of Default exists at the time of or would result from such disposition, (ii) Parent Borrower is in compliance with the financial covenants set forth in Section 6.8 hereof on a Pro Forma Basis, and (iii) the sum of (A) the aggregate consideration received or to be received in respect of such disposition plus (B) the aggregate consideration received or to be received in respect of all other dispositions effected in reliance on this clause prior to or concurrently with such disposition shall not exceed 30 % of Consolidated Total Assets of Parent Borrower and its Subsidiaries at the time of such disposition;
(l)any other sale, lease, sale and leaseback, license, exchange, transfer or other disposition of assets or properties by a Foreign Subsidiary to a Loan Party or another Foreign Subsidiary; ~~and~~
(m)any abandonment or failure to maintain Intellectual Property (or rights relating thereto) that is not material to and is no longer desirable in the conduct of the business of Parent Borrower or its Subsidiaries~~.~~ ; and
(n)any sale, assignment or other transfer of Receivables Assets, or participations therein, to a Purchaser in a Receivables Purchase Program permitted under Section 6.1(q).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Assuming Lender” has the meaning set forth in Section 2.19(a).
“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.4(a).
“Availability Period” means the period from and including the Effective Date to but excluding the Commitment Termination Date.
“Available Incremental Amount” has the meaning set forth in Section 2.19(a)(ii).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark

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(9)additional Cash Equivalents to the extent approved by the Parent Borrower’s written investment policy to the extent such policy has been approved by the Administrative Agent; and
(10)investments made in accordance with the investment policy adopted by the Borrower’s board of directors (or committee thereof) as in effect on the date hereof, a copy of which has been furnished to the Administrative Agent, and as the same may be amended, supplemented or otherwise modified from time to time after the date hereof (notice of any such amendment, supplement or modification shall be promptly provided to the Administrative Agent, who shall post a copy thereof to the Lenders), with the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed).
“Cash Management Services” means (a) treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to Parent Borrower or any of its Subsidiaries ~~and~~, (b) commercial credit card and purchasing card services provided to Parent Borrower or any of its Subsidiaries and (c) receivables purchase services provided to Parent Borrower or any of its Subsidiaries pursuant to a Receivables Purchase Program.
“Cash Management Services Agreement” means any agreement with respect to the provision of Cash Management Services to Parent Borrower or any of its Subsidiaries.
“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate or the Canadian Prime Rate.
“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.
“Central Bank Rate” means, the greater of (I)(A) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (c) any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.

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to in Section 2.4(i) evidencing the appointment of such Lender (or its designated Affiliate) as an Issuing Bank.
“Joint Bookrunner” means JPMCB, Morgan Stanley Bank, N.A. and Goldman Sachs Bank USA, in their capacity as joint bookrunners, and any successor thereto.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, including its successors and its designated branch offices or affiliates (and their respective successors).
“Judgment Currency” has the meaning set forth in Section 10.20.
“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates that is counterparty to a Swap Agreement ~~or~~, provider of Cash Management Services pursuant to a Cash Management Services Agreement or purchaser of Receivables Assets under a Receivables Purchase Program, as applicable, including any Person who is an Agent or a Lender (and any Affiliate thereof) at the time of entry into (or issuance of) such Swap Agreement ~~or~~, Cash Management Services Agreement or Receivables Purchase Agreement, as applicable, but subsequently ceases to be an Agent or a Lender (or an Affiliate thereof), as the case may be.
“Lender-Related Person” has the meaning set forth in Section 10.3(b).
“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.19, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.
“Letter of Credit” means a standby letter of credit, including the Existing Letters of Credit, issued or to be issued by an Issuing Bank pursuant to this Agreement in a form and substance approved by such Issuing Bank.
“Letter of Credit Sublimit” means the lesser of (a) $40,000,000 and (b) the aggregate unused amount of the Commitments then in effect.
“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the sum of the aggregate maximum amounts which are, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (b) the sum of the aggregate amounts of all drawings under Letters of Credit honored by the Issuing Banks and not theretofore reimbursed by or on behalf of a Borrower. The Letter of Credit Usage of any Lender at any time shall be its Applicable Percentage of the total Letter of Credit Usage at such time, adjusted to give effect to

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Subsidiary, unless such transfer or other disposition is being done for a legitimate business purpose (and not for the purpose of raising debt or other liquidity) and is necessary (in the good faith determination of the Parent Borrower) for the operation of the business of the Loan Parties.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Parent Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of Parent Borrower) sold by Parent Borrower substantially concurrently with any purchase by Parent Borrower of a Permitted Bond Hedge Transaction and settled in common stock of Parent Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of Parent Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of Parent Borrower.
“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.
“Performance Undertaking” means any performance undertaking, guarantee or similar instrument delivered by Parent Borrower in favor of a Purchaser in connection with a Receivables Purchase Program.
“Pharmacy Entities” means each of Apostrophe Pharmacy Holdings Inc., Apostrophe Pharmacy LLC, XeCare Holdings Inc., and XeCare LLC, for so long as such entities are not Loan Parties subject to compliance with Section 5.14.
“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) that is maintained or contributed to (or for which there is an obligation to contribute), in whole or in part, by any Loan Party or any Subsidiary.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform” has the meaning set forth in Section 10.1.
“Pledged Collateral” has the meaning set forth in the Security Agreement.
“Portfolio Interest Certificate” has the meaning set forth in Section 2.16(e)(iii)(C).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

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agreement or other similar agreement pursuant to which any Professional Company Administrator provides services to any Professional Company, in existence on the date hereof, or executed at any time and from time to time hereafter, as the same may be amended, restated, supplemented, or otherwise modified from time to time as permitted by Section 6.12.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 10.19.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Domestic Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Domestic Loan Party as constitutes an “eligible contract participant” under the Commodity Exchange Act, as amended, or any regulations promulgated thereunder at such time and can cause another Person to qualify as an “eligible contract participant” at such time (including as a result of the agreements in Section 7.11(b) or any other Guarantee or other support agreement or any other keepwell agreement under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act in respect of the obligations of such Guarantor by another Domestic Loan Party, in each case that constitutes an “eligible contract participant”).
“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.
“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.
“Receivables Assets” means accounts receivable (whether now existing or arising in the future) of Parent Borrower or any of its Subsidiaries that are subject to a Receivables Purchase Program, and any assets related thereto consisting of all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations (including letters of credit, promissory notes or trade credit insurance) in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization or factoring transactions involving accounts receivable and any Swap Agreements entered into by Parent Borrower or any such Subsidiary in connection with such accounts receivable.
“Receivables Purchase Agreement” means the Receivables Purchase Agreement, dated on or around the Amendment No. 4 Effecive Date, among XeCare LLC and Apostrophe Pharmacy LLC, as Sellers and JPMorgan Chase Bank, N.A., as Purchaser (together with any Affiliate thereof and any assignee or participant thereto, the “Purchaser”), as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

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“Receivables Purchase Program” means any transaction or series of transactions that may be entered into by Parent Borrower or any of its Subsidiaries pursuant to which Parent Borrower or such Subsidiary may sell, convey, assign or otherwise transfer Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred) to a Purchaser, where (1) all sales, conveyances, assignments and/or contributions of Receivables Assets are made at fair market value (as determined in good faith by the Borrower Representative), and (2) the financing terms, covenants, termination events and other provisions thereof are on market terms at the time such transaction is first entered into (as determined in good faith by the Borrower Representative); including the uncommitted receivables purchase program established pursuant to the Receivables Purchase Agreement (or any replacement, extension, renewal or refinancing thereof on substantially similar or more favorable terms to the Parent Borrower and its Subsidiaries as determined in good faith by the Borrower Representative), together with any Performance Undertaking, deposit account control agreement, ancillary documents and instruments entered into in connection therewith.
“Recipient” means the Administrative Agent, any Lender and any Issuing Bank, or any combination thereof (as the context requires).
“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2)
U.S. Government Securities Business Days preceding the date of such setting, (b) if such Benchmark is the EURIBOR Rate, 11:00 a.m. (Brussels time) two (2) TARGET Days preceding the date of such setting, (c) if the RFR for such Benchmark is SONIA, then four (4) RFR Business Days prior to such setting, (d) if the RFR for such Benchmark is Daily Simple CORRA, then four (4) RFR Business Days prior to such setting, (e) if such Benchmark is the Adjusted Term CORRA Rate, 1:00 p.m. (Toronto, Ontario time) on the day that is two Business Day preceding the date of such setting, (f) if the RFR for such Benchmark is Daily Simple SOFR, then four (4) RFR Business Days prior to such setting or (g) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, SONIA, the Adjusted Term CORRA Rate, Daily Simple CORRA or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning set forth in Section 10.4.
“Reimbursement Date” has the meaning set forth in Section 2.4(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means, (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of

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“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Dollars, a U.S. Government Securities Business Day and (c) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.
“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any comprehensive Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Kherson, and Zaporizhzhia Regions of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person organized or resident in a Sanctioned Country, (c) any Person owned 50% or more or otherwise controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Secured Cash Management Obligations” means any Obligations of any Borrower in its capacity as a counterparty or direct obligor with respect to any Secured Cash Management Services Agreement.
“Secured Cash Management Services” means Cash Management Services provided to any Loan Party by any Lender Counterparty pursuant to a Secured Cash Management Services Agreement.
“Secured Cash Management Services Agreement” means any agreement with respect to the provision of Secured Cash Management Services to any Loan Party by any Lender Counterparty, including any Receivables Purchase Agreement entered into with a Lender Counterparty pursuant to a Receivables Purchase Program.
“Secured Obligations” has the meaning set forth in the Security Agreement.

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“Secured Parties” has the meaning set forth in the Security Agreement.
“Secured Swap Agreement” means a Swap Agreement among one or more Loan Parties and a Lender Counterparty.
“Secured Swap Obligations” means any Obligations of any Loan Party in its capacity as a counterparty or direct obligor with respect to any Secured Swap Agreement.
“Seller Recourse Obligations” means, with respect to any Receivables Purchase Program, the limited recourse obligations of the applicable Seller(s) and the Parent Borrower in favor of the Purchaser for non-credit related risks, including (a) any obligation of a Seller to repurchase Receivables Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to such Seller, (b) obligations arising from dilutions, disputes, commingling or deemed disputes with respect to Receivables Assets, (c) servicing, collection and remittance obligations in the capacity as servicer under the applicable Receivables Purchase Program, (d) obligations under any Performance Undertaking delivered by Parent Borrower in connection with a Receivables Purchase Program and (e) obligations to pay fees, discount amounts, indemnities, expenses and other amounts owing under the applicable Receivables Purchase Agreement.
“Security Agreement” means the Pledge and Security Agreement executed by each Loan Party as of the Effective Date, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Security Supplement” has the meaning assigned to that term in the Security Agreement. “SOFR” means a rate equal to the secured overnight financing rate as administered by the     SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvency Certificate” means a Solvency Certificate of a Financial Officer of Parent Borrower substantially in the form of Exhibit I.

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Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.
“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term SOFR Determination Day” has the meaning assigned to it in the definition of “Term SOFR Reference Rate”.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Parent Borrower most recently ended on or prior to such date.
“Total Indebtedness” means, as of any date of determination with respect to Parent Borrower and its Subsidiaries on a consolidated basis, without duplication, an amount equal to the sum of (a) the aggregate principal amount of indebtedness for borrowed money, plus (b) the principal component of Capital Lease Obligations, plus (c) all unreimbursed drawings under outstanding letters of credit, plus (d) all guaranteed obligations in respect of items described in the preceding clauses (a) through (c); provided that, for the avoidance of doubt, “Total Indebtedness” shall not include any Indebtedness in respect of (i) Swap Agreements ~~or~~, (ii) cash management related obligations incurred in the ordinary course of business or (iii) any Receivables Purchase Program.
“Total Leverage Ratio” means, at any date of determination, the ratio of (a) Total Indebtedness as of such date (less Unrestricted Cash for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.1(a) or (b) in excess of

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to such Convertible Debt Securities are customary for convertible Indebtedness of such type (as determined by the Borrower Representative in good faith);
(o)Insurance premium financing in the ordinary course of business; ~~and~~
(p)refinancing of Indebtedness incurred pursuant to Sections ~~6.01~~6.1(b), ~~6.01~~6.1(f) ~~6.01~~6.1(g), ~~6.01~~6.1(h), ~~6.01~~6.1(j), ~~6.01~~6.1(m) and ~~6.01~~6.1(n). and 6.1(q); and
(q)Indebtedness incurred in a Receivables Purchase Program in an aggregate outstanding principal amount of Receivables Assets purchased thereunder not to exceed $400,000,000, and, to the extent constituting Indebtedness, Seller Recourse Obligations (including obligations under any Performance Undertaking) pursuant to a Receivables Purchase Program.
Further, for purposes of determining compliance with this Section 6.1, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.1(a) through (p) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Available Incremental Amount”) but may be permitted in part under any combination thereof, (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.1(a) through (p) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Available Incremental Amount”), the Borrower Representative may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.1 and at the time of incurrence, division, classification or reclassification will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Indebtedness (or any portion thereof) that may be incurred, divided, classified or reclassified pursuant to any other clause (or any portion thereof) at such time; provided, that all Indebtedness outstanding on the Closing Date under this Agreement shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 6.1.
Notwithstanding anything in this Section 6.1 to the contrary, the aggregate amount of all Indebtedness incurred or assumed by Subsidiaries of Parent Borrower that are not Loan Parties at any time shall not exceed $15,000,000.
Section 6.2 Liens. Parent Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:
(a)Permitted Encumbrances;
(b)any Lien on any property or asset of Parent Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.2 (provided that Liens

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reasonably satisfactory to the Borrower Representative, the Administrative Agent and the Required Lenders;
(p)Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.7 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any disposition permitted under Section 6.3 (including any letter of intent or purchase agreement with respect to such Investment or disposition), or (B) consisting of an agreement to dispose of any property in a disposition permitted under Section 6.3, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(q)Liens granted by a Subsidiary that is not a Loan Party in favor of any Subsidiary and Liens granted by a Loan Party in favor of a Domestic Loan Party;
(r)Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;
(s)Liens on cash or Investments permitted under Section 6.4 securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable law;
(t)Liens securing Indebtedness permitted by Section 6.1(j), (m) and (l);
(u)Liens on cash deposits in respect of rental agreements in the ordinary course of business; ~~and~~
(v)Liens on goods in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importations of goods.; and
(w)Liens on Receivables Assets and related assets sold, conveyed, assigned or otherwise transferred or purported to be sold, conveyed, assigned or otherwise transferred pursuant to a Receivables Purchase Program permitted under Section 6.1(q) (including any precautionary Lien or UCC financing statement filed in connection therewith and any Lien on any Collection Account (as defined in the applicable Receivables Purchase Agreement) and amounts on deposit therein in favor of a Purchaser pursuant to the applicable deposit account control agreement).
For purposes of determining compliance with this Section 6.2, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.2(a) through (v) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.2(a) through (v), the Borrower Representative may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify (as if incurred

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Section 6.5 Restrictive Agreements. Parent Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent Borrower or any Subsidiary of Parent Borrower to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, (b) [reserved], or (c) the ability of any Subsidiary of Parent Borrower to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Parent Borrower or any other Subsidiary of Parent Borrower or of any Subsidiary of Parent Borrower to Guaranteed Obligations of any Borrower or any other Subsidiary of Parent Borrower under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.5 (and shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restrictions or conditions taken as a whole), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of Parent Borrower or assets of Parent Borrower or any Subsidiary of Parent Borrower pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to any agreement or restriction or condition in effect at the time any Person becomes a Subsidiary of Parent Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of Parent Borrower, (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures, (vi) (x)the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Incremental Equivalent Debt and (y) clause (a) of the foregoing shall not apply to any other secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting the assignment thereof or restricting the grant of Liens in such lease, license, sub-lease, sub-license or other contract, (viii) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing any other Indebtedness not prohibited by Section ~~6.2~~6.1; provided that such restrictions and conditions are customary for such Indebtedness as determined in the good faith judgment of Parent Borrower, and (ix) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business.
Section 6.6 Transactions with Affiliates. Parent Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than between or among Parent Borrower and its Subsidiaries or and not involving any other Affiliate, or as otherwise permitted hereunder, including as a Permitted IP Transfer), except (a) on terms and conditions not less favorable to Parent Borrower or such Subsidiary than could be obtained on an arm’s- length basis from unrelated third parties as determined in good faith by the independent directors of the Board of Directors of Parent Borrower, (b) payment of customary directors’ fees, customary out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers, employees or other providers of services of Parent Borrower or any of its Subsidiaries, (c) any transaction

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under the Loan Documents (and any Liens granted by it thereunder), (ii) that is done for a bona fide business purpose, (iii) that if deemed to be an Investment in such Loan Party at fair market value, there would be sufficient Investment capacity to permit such Investment at such time, (y) no default or Event of default exists or will result from transaction and (z) such Loan Party does not own or exclusively license any Material Intellectual Property.
(b)Upon any sale or other transfer by any Loan Party (other than a sale or transfer to any other Loan Party) of any Collateral in a transaction permitted under this Agreement, the security interests in such Collateral created by the Collateral Documents shall be automatically released.
(c)Upon the release of any Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by such Loan Party created by the Collateral Documents shall be automatically released.
(d) ~~[reserved].~~
(d)Upon any sale, conveyance, assignment or other transfer of Receivables Assets by any Loan Party to a Purchaser pursuant to a Receivables Purchase Program permitted under Section 6.1(q), such Receivables Assets shall automatically be excluded from the Collateral and released from any Lien created by the Collateral Documents, and the Collateral Agent is hereby authorized to take any action reasonably requested by the Borrower Representative to evidence or effectuate such exclusion and release (including by executing releases of Liens or other instruments of release), and to deliver any release of Liens from any secured creditor as contemplated by the applicable Receivables Purchase Agreement, in each case without any further consent of any Lender or other Secured Party.
(e)Upon termination of the aggregate Commitments and payment in full of all Obligations (other than (i) contingent amounts not yet due, (ii) Secured Cash Management Obligations and (iii) Secured Swap Obligations) under any Loan Document have been paid in full and all Letters of Credit have expired with no pending drawings or been terminated (unless such Letters of Credit have been (i) cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms reasonably satisfactory to the applicable Issuing Bank, (ii) backstopped by a letter of credit in form, amount and substance and by an institution reasonably satisfactory to the applicable Issuing Bank or (iii) deemed reissued under another facility reasonably acceptable to the applicable Issuing Bank), all obligations under the Loan Documents and all security interests created by the Collateral Documents shall be automatically released.
(f)In connection with any termination or release pursuant to this Section 10.18, the Administrative Agent or the Collateral Agent, as the case may be, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the applicable Borrower or the applicable Loan Party shall have provided the Administrative Agent or the Collateral Agent, as the case may be, such certifications or

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